Exhibit 99.1

U-HAUL

Moderator: Joe Shoen
February 9, 2006
11:00 am CT

Operator:  Good afternoon. My name is (Valerie) and I will be your conference facilitator.

At this time, I would like to welcome everyone to the AMERCO Third Quarter Fiscal 2006 Investor call. All lines have been placed on mute to prevent any background noise. After the speakers’ remarks, there will be a question and answer session. If you would like to ask a question during this time, simply press star then the number 1 on your telephone keypad. If you would like to withdraw your question, press star then the number 2 on your telephone keypad.

Thank you.

At this time I will turn the call over to Ms. Jennifer Flachman, and you may begin your conference.

Jennifer Flachman: Thank you for joining us today and welcome to the AMERCO Third Quarter Fiscal 2006 Investor call.

Before we begin, I would like to remind everyone that certain of the statements during this call regarding general revenues, income, and general growth of our business constitute forward-looking statements contemplated under the Private Securities Litigation Reform Act of 1995.

And certain factors could cause actual results to differ materially from those projected. For a brief discussion of the risks and uncertainties that may affect AMERCO’s business and future operating results, please refer to Form 10-Q for the quarter ended December 31, 2005, which is on file with the Securities and Exchange Commission.

Participating in the call today will be Joe Shoen, Chairman of AMERCO, and I will now turn the call over to Mr. Shoen.

Joe Shoen:  Hello. This is Joe Shoen speaking to you from Phoenix, Arizona. I have Gary Horton, AMERCO’s Treasurer, and Jason Berg, AMERCO’s Chief Accounting Officer on the call with me. And they will be available to answer questions.

For the nine months, net earnings available to common shareholders came in at $5.26 a share compared to $5.25 a share for the same period last year.

Earnings for the quarter were $0.57 a share. This is a very good result as the seasonal nature of the U-Haul business can result in a loss for the third quarter.

Our two insurance companies continued to perform on plan.

The financial results you see today are greatly impacted by actions taken in prior years. Likewise what we are doing today impacts our future results. As an owner myself, I take a very long-term look at our results.

U-Haul of course performed well in the quarter. The top-line growth improved compared to the first two quarters, and this is as we had planned and I believe discussed in prior calls.

The very mild winter in the United States this year has mitigated any winter weather disruptions of our U-Haul rental business. All of this contributed to a very good third quarter.

As we have discussed in prior calls, U-Haul continues to bring new rental trucks into the fleet at a very brisk pace. For the nine months, we introduced about 12,000 moving van units. This pace will continue or accelerate into the new year.

While most truck initial acquisitions have been financed by TRAC leases, U-Haul will likely use debt financing for part of this activity in the fourth and into the first quarter. Funds availability and pricing remains competitive in both lease and debt markets.

Sales of moving-related items continued well in the third quarter. Propane sales were dampened by the mild winter weather. Towing accessories continued to outperform last year by a substantial margin.

U-Haul sales storage revenue and occupancy growth continues on plan. We expect to see gains through the first quarter. We have made some modest capital commitments to more products, as we mentioned last fall.

The company continues to methodically pursue self-storage opportunities, both owned and managed. Our eMove affiliate program, which is our primary thrust, continues to make gains as per plan.

Overall AMERCO had a good nine months and should finish the year well.

I’ll now turn the call back to the moderator and we will proceed with the question and answer session. You’re welcome to direct your question at Jason, Gary, or myself….

So moderator, would you pick it up again?

Operator:  At this time I would like to remind everyone if you would like to ask a question to please press star then the number 1 on your telephone keypad.

And we’ll pause for just a moment to compile the Q&A roster…

The first question is from the line of (Ian Gilson).

(Ian Gilson):  Good morning, gentlemen. Congratulations.

Joe Shoen:  Thank you, (Ian).

(Ian Gilson):  As I look at the ratios of various revenue components versus your expense components, I noticed that operating expenses as a percentage of rental revenue showed a significant and marked improvement over prior third quarters.

Was there anything in there that sort of benefited? Or was it just a - the unexpected high level of revenue?

Joe Shoen:  Well, (Ian), this is Joe speaking.

As I think we talked about in the last quarter, we get a favorable tradeoff and should for a few more quarters get a favorable tradeoff of the acquisition cost of new equipment versus the applicable costs and repair costs of the equipment it’s replacing. So - and we think we’ll continue to see that for a couple more quarters.

The - we were - as I said in my comments, we were blessed with good weather and so we didn’t get smacked. You can get smacked and lose a couple million dollars of gross anytime in the third and fourth quarters and not recover that gross. And we didn’t have any of that experience.

So there was a little bit of top line, but we had forecast that we would have top line. And so I think that most of what you’re seeing was in just general cost control, but moreover was in the tradeoff of repair expense against lease and interest and deprecation, which is somewhat, you know, predictable if you had all the, you know, specific numbers, which I understand you don’t, (but).

(Ian Gilson):  Did we have any unusually high level of truck sales in the quarter?

Joe Shoen:  No. Truck sales have been just steadily gaining momentum. I want to accelerate it, but there wasn’t anything, you know, maybe we were running at just to guess 5% better than we did in the second quarter. I would like to have seen a little more truck sales frankly.

(Ian Gilson):  Great. Thank you very much.

Joe Shoen:             Okay.

One other comment, (Ian). I want to take a moment to recognize you for a person who has objectively looked at this story. And you’re the person who really looked at this story hard 2-1/2 years ago, and I appreciate it.

(Ian Gilson):  Thank you.

(Ian Gilson):  Appreciate that, too.

Operator:  Your next question is from the line of (Jim Barrett).

(Jim Barrett):  Hello everyone.

Joe Shoen:  Hi (Jim).

(Jim Barrett):  Joe, when - if we fast-forward a year, you added 12,000 new trucks through the first nine months. How many new trucks including the 12,000 do you expect to have when we look out one year?

Joe Shoen:  I’m doing the math here.

(Jim Barrett):  Okay.

Joe Shoen:  So I’d say 30,000-plus. It’s, you know, I don’t buy them out that far, okay? So, I mean…

(Jim Barrett):  (Okay).

Joe Shoen:  …I have my U-turns built into this process. But I’m, you know, I’m committed out into the summer at some, you know, as you might figure. I mean, I have a pretty good idea where we’re headed, so…

(Jim Barrett):        Yeah.

Joe Shoen:  …I don’t want to have my feet held to the fire on that number, but I’d say that’s a pretty good number, assuming we continue to make good progress in the marketplace, which I - it is my plan to do, and assuming we can continue with decent truck sales, because I want to remove trucks, not just - not solely add trucks.

We’ve gained a little bit of net rental equipment inventory, but I’m not looking to add over that period of time say 15,000 or 18,000 more trucks to total inventory. So I need to be selling trucks too.

(Jim Barrett):  I see.

And clearly you seem to be benefiting from reduced maintenance expense relating to these new trucks and your operating expenses were down $15 million roughly year over year.

Was that completely due to lower maintenance? Or are there other issues involved there?

Joe Shoen:  Well, I - we had - we got a couple lucky breaks in some other lines, okay. In other words, we, you know, things happened the way we planned for them to. I shouldn’t say they were lucky.

(Jim Barrett):  Okay.

Joe Shoen:  But things worked in a couple lines. But the vast majority of it is in the maintenance line.

(Jim Barrett):  Okay.

Joe Shoen:  And it - and again, as you’re very well aware, Gary Horton for years has tried to encourage people to look at us as an EBITDAR, and when you do that you can see at least the tradeoff on interest and deprecation.

There’s in fact a tradeoff go back against maintenance.

(Jim Barrett):  (Hm).

Joe Shoen:  And so as we kind of, you know reshuffle the deck here a little bit or, you know, re-sort the cards, obviously we’re sorting for more net. And there’s continued opportunity there.

(Jim Barrett):  Right.

Well, certainly if you save $15 million in the quarter and the vast majority of that was maintenance, and again I understand it’s extremely preliminary to look out a year.

Why wouldn’t you see continued improvement in your maintenance expense item as we go over the next four quarters as opposed to just the next couple? Because presumably the trucks that you bought two quarters ago I wouldn’t think would be breaking down when I look out a year and those trucks are maybe a year and a half, 2-years-old?

Joe Shoen:  You know, I’ve got some low-hanging fruit, number one, so, you know, those are - that’s easiest.

And the second is I don’t actually have my repair plan in place in the next 12 months, for the next 12 months, so we go through a very methodical program of trying to budget this out. Because what you want, you first want to always spend enough on repair. It’s a catastrophe to under-spend on repair.

(Jim Barrett):  (Hm).

Joe Shoen:  So what you want to do is be very premeditated about this. You want to feel totally comfortable with what you do there because repair is a - is - it’s just like repair on a home. You cannot do it any one year, but you always end up having to do it. You know what I mean?

(Jim Barrett):  Right, exactly.

Joe Shoen:  (And it’s) actually the same thing with the fleet. So I want to be very, very deliberate and I don’t want to forecast something that I think is - would result in putting a liability into a future time period or that would in any way do anything to, you know, lessen the rental nature of any individual truck.

So we’ve got some low-hanging fruit. I got a little bit of low-hanging fruit staring me in the face. I can assure you, I have very deliberate people working through this, and their objective of course is to continue to improve the situation. And if there’s improvements, (they’ll) be going after them.

I mean, and you can be sure with the…

(Jim Barrett):  Yeah.

Joe Shoen:  …capital markets the way they are now and the availability of funds that find a good tradeoff, we’ll make the tradeoff. Does that make sense? In other words…

(Jim Barrett):  Yes. Yeah.

Joe Shoen:        …we’re not restricted in that regard. So we’re aggressively doing it. But I - again, I haven’t gone, and we do this on a - at a very detailed level and I haven’t been through that exercise since March.

(Jim Barrett):  (Yeah).

Joe Shoen:  And my people are working that up right now. We’ll go through that exercise here no doubt in the next 45 days and we’ll have a pretty good idea of some very specific targets and I would have a more knowledgeable opinion.

(Jim Barrett):  Sure, okay.

 And two other quick questions, and I can probably infer this from your results. But how would you characterize the competitive pricing environment currently?

Joe Shoen:  Way better than prior years. Still not crystal clear. And the one thing that has always kind of baffled me about this business, I would expect it to function where we just simply do price leadership and everybody’s come along. But I’ve been confounded over the last 20 years by the number of people who think that they, you know, shade me a little bit that I’m going to stand still for it and let them pull share.

So I’m not going to let anybody pull share that I know about. And right now people are acting that way and so they’re not, you know, just totally trying to, you know, shade me by 3% or 5%, which has a downward spiral on prices.

I don’t have good - there’s not good communication in this industry. In other words, the three main competitors don’t talk to each other.

(Jim Barrett):  Right, okay.

Joe Shoen:  I don’t have a clue what they plan to do.

(Jim Barrett):  Okay.

Joe Shoen:  (Every time I) guess, I guess wrong, so…

(Jim Barrett):  Yeah. Okay. Thanks Joe.

Joe Shoen:  Okay.

Operator:  Your next question is from the line of (Scott Sullivan).

(Scott Sullivan):  Good afternoon and congratulations on a great quarter.

Joe Shoen:  Well thanks (Scott).

(Scott Sullivan):  A couple of questions have already been answered, but a couple quick more if I may.

Would you touch basically on the synergies between the units?

Joe Shoen:  And you want to talk storage and U-Move or you want to talk (unintelligible)…

(Scott Sullivan):  I guess specifically drilling down to the Oxford and how you see it fitting.

Joe Shoen:  Good.

Oxford has no synergies with U-Haul. Oxford is an insurance company. And it originally had synergies, but we can contract around it in more creative ways and thereby more potentially more cost effective ways. And have been doing that for some time.

Our other insurance company, Republic Western, has about 250 employees, of whom about 215 or so actually work in handling U-Haul property damage claims.

(Scott Sullivan):  Right.

Joe Shoen:  So they’re - those people are integral to the operation and they operate essentially at a break-even or a, you know, a slight cost-plus basis. We pay the claims and then we pay them an adjusting fee to adjust the claims.

So there’s not synergy in - other than it just - it’s a function they provide at we think (in a) good manner. We’ve had some real positive results. You have seen some of the press releases in fraud prevention, which is - insurance fraud is an epidemic in this country in the rental business.

(Scott Sullivan):  Absolutely.

Joe Shoen:  And we’ve had some great success and we think we’ve got another year or two of fertile ground to plow there. We can see other opportunities in fraud prevention. So, you know, (we’re) very excited about that.

The storage and the U-Haul, we believe those are literally synergistic or same customer, different day.

(Scott Sullivan):  Definitely.

Joe Shoen:  And so we’re, you know, we’re very, very committed to that.

Oxford is a financial investment. And Republic Western, the vast bulk of it is handling claims. The other part, which is the part that lost us a hundred and some million dollars, is methodically being shrunken.

And it continues in de facto runoff. It’s not what - that’s not a technically correct answer, but it’s - all it’s doing is paying claims and investing its reserves and then reassessing its reserves and comparing it to what cash they actually have on hand to be sure that they are optimizing that. And at the end of the day, that will leave some hopefully very considerable pile of cash.

But that’s a process and it’s agonizingly slow. There’s not a panacea that I’ve been able to find. In other words, we can’t just transfer that risk to somebody else. For us to do that, they want way, way, way too high a price. It’s very, very cost ineffective.

So (if that) answers your questions or if you have a further follow-up, I’d be glad to answer.

(Scott Sullivan):  Well, it was a follow-up on the Oxford. Since there’s necessarily not any obvious synergies up front, is it a divestiture candidate at some point should the, you   know, right party come along?

Joe Shoen:  Well, I think we’re opportunistic there, sure. If somebody comes on who - whose got to have it, it’s kind of like somebody had to have my car or my house. They’re likely to get it.

So there’s - we’re not where that doesn’t happen. On the other hand, it’s a reasonable deployment of capital. We have a very - what we believe is a very competent group of people in that business. It’s essentially trouble free. It’s had a - just turned in a performance very much on plan.

It’s - to that extent it’s very - it’s unremarkable in that it’s trouble free, if you hear me there. It’s not - Oxford does not burn up much of my time.

(Scott Sullivan):  Sure.

Joe Shoen:  It doesn’t burn up much of the board of director’s time. And it’s not - it doesn’t have the kind of exposure that the property casualty business does where God, next year (your) results could be 300% or 400% different than they are this year. And their business is, you know, basically a margin business. And of course this is an inopportune time for someone in the margin business right now, at least (from the) life insurance point of view.

So the fact that they’re coming in at all on plan is a halfway okay result. It means well, if we had a period of a little different interest rate environment, they might actually, you know, make a couple of decent, you know, a pretty aggressively decent years for an insurance company, so.

(Scott Sullivan): And your balance sheet’s improving too as well.

Joe Shoen:  Yes. And we’ve gone through the balance sheet and scrubbed and scrubbed and scrubbed, both of those companies, their balance sheets. And boy, I just, because I’m - I do not want to see a surprise there. I just don’t see surprises coming for the balance sheet at either place.

(Scott Sullivan): Right, right.

Okay, and, you know, obviously terrific job on the moving and storage revenues, you know, up almost, you know, a little over 8%. Given a - taking away the weather variable for a moment, is that type of growth sustainable?

Joe Shoen:  It sure is. You know, it - but it’s a thousand little details coming right, (Scott). And of course that’s what people who are here in management are paid to do, is to get those details to come in right.

It’s absolutely sustainable. It’s - is it sustainable on a quarter-by-quarter basis? I would say no. There’s more volatility than say, you know, it’s not like a train on a track and you know where it’s going to come out.

But the underlying business will support it if we can manage to it. In other words, the market would support it were we to manage to it. Does that make sense?

(Scott Sullivan): Yes. Well, the demographics are certainly there.

Joe Shoen:  Yeah, the demographics are there. And that - but there’s a lot of little wrinkles. I mean, that - we’re not the only business who can say yeah, the underlying market’s good but did we hit the nail on the head or were we slightly off the mark,

And that’s - that was my comment. Many of these things were - results were preset by decisions we made 18 or, you know, maybe even 36 months ago. And so in my job always what we just had happen is ancient history and I’m trying to - I’m in a more uncertain environment, the out a year or two where how are we going to be there. Certainly now I’m about - I’m within a month or two of being done with next summer, okay?

(Scott Sullivan): (Sure).

Joe Shoen:  Because it’s - if I don’t have it happening here within the next 30 or 45 days, there’s no hope of implementing anything before next summer, just - everything just gets lost in the wash. You’ve got to have it done.

And again, I think we’re typical of most enterprises in that they have to lay their plans well in advance and then go on and plan again for the future and hope they planned right and then take that feedback.

So the underlying market’ll support 8% growth, sure.

(Scott Sullivan): Terrific.

Obviously the, you know, the brand speaks for itself and, you know, an ingenious form of advertising on the road every day. And that’s all terrific.

Can you talk a little bit about the eMove and, you know, how you might be marketing that, you know, sort of technology breakthrough…

Joe Shoen:             (Sure).

(Scott Sullivan): …(unintelligible) might leverage the business a little bit.

Joe Shoen:  Yeah.

What we’re trying to do is leverage our existing commitments and enhance our competitive position. The storage business remains with very few brand names and very little real brand identification.

We like a lot of people believe that’ll ultimately change. And in addition to owning and operating or owning and managing places, our strategy is to bring in independent people into the fold, similar but not the same as our model has been with U-Haul dealers over the last 60 years.

And so in this case, we’re able to bring quite a bit to their business in the form of just sharing our infrastructure, be it credit cards or information systems, our purchasing power and make it available to these people at some slight markup over our cost. But we have very little expense in extending that to them.

And we’re building a network of these people across the United States and Canada, and it’s steadily building. It’s still not enough to warrant breaking out on a separate line item on the reported results, but…

(Scott Sullivan): (Mm-hm).

Joe Shoen:  …it’s my fond dream that it become that because it’s essentially some kind of fee income, which means it’s - it potentially has margins that are different than what we see in most of our business.

And I want to do that. I also want to enhance our competitive position because I believe that storage will be branded ultimately. And to the extent we can have our brand on it, I just think it may be a 15 or 20-year period, but the company will reap results from that.

(Scott Sullivan): Absolutely.

Last question, I, you know, the - one of the competitors out there, at least on the storage side, Shurgard is, you know, potentially on the block. And I’m wondering if that’s on your radar?

Joe Shoen:  Yeah, it’s very much on our radar.

And the Shurgard assets are, you know, a little controversial with some funding people, but I don’t think they’re real controversial in the storage business.

They’re good assets, depending on how you manage them. There’s some upside in those assets. They have not been literally mismanaged from let’s say an operations point of view.

(The) - I can’t speak to their finances because I don’t - I have no knowledge of their finances. But from an operations point of view, it’s an upper-level product with better-than-average locations.

And I’d be - I think our shareholders would be well served if we were able to participate in an economical way in something, whatever that may be. So sure, it’s a real possibility. And we’ve - of course as I think any responsible party in the self-storage business should, we’ve, you know, give it a lot more than a cursory review.

(Scott Sullivan): (Of course).

Well again, terrific job. And best of luck in the future.

Joe Shoen:  Thank you.

Operator:  As a reminder, I would like to remind everyone (to ask) a question, please press star then the number 1 on your telephone keypad at this time…

And we do have a follow-up question from (Ian Gilson). Sir, you may proceed.

(Ian Gilson):  Hello?

Joe Shoen:  Hello (Ian).

(Ian Gilson):  (Oh), here, can you hear me? Okay, good.

Can you give me the self-storage occupancy rate for the quarter?

Joe Shoen:  I’ll look it up. Just a minute. You want the ending rate for the quarter or average, we’ll see what…

(Ian Gilson):  Average

Joe Shoen:  …we have average. Jason’s looking through the - he’ll give you average for the quarter, (Ian).

(Ian Gilson):  Average is fine.

Also the tax rate was up, and for the full year it was 37.9% -- or for the nine months rather. Do we have an estimate for the full year?

Jason Berg:  (Ian), on the average occupancy for the quarter, we were at 86.9% for the company-owned locations.

And the tax rate increased slightly for the quarter from a provision for a state - for some state income taxes. I wouldn’t expect that to continue.

(Ian Gilson):  Okay.

And did we recover any capital out of either of the insurance companies in the quarter?

Joe Shoen:  We engaged in a transaction that was a non-monetary transaction. And you’ll see that in there, that I think it’s reflected that either $27 million or $25 million.

Jason, what’s - how’s it show in the…

Jason Berg:  Yeah, there was a - it was a non-cash dividend from Republic Western to AMERCO in the form of reducing inter-company payables and receivables. I believe it was about $27 million.

(Ian Gilson):  Great. Thanks very much.

Operator:  Your next question again is from (Jim Barrett).

(Jim Barrett):  Yes Joe.

Considering what you - what appears to be a healthy acquisition environment in self-storage is that why the idea of using your cash to retire your preferred shares is not terribly attractive to you at this point?

Joe Shoen:  (Jim), Gary Horton, why don’t you speak to it, Gary.

Gary Horton:  Really - in going through that, we were really trying to keep our cash, you know, powder dry because in looking at several different opportunities, once you pay off the preferred, then you would have to go back and reissue.

I would much rather play a little bit of wait and see how bids go if something comes up and then take that into consideration at a later date.

(Jim Barrett):  Okay.

So Gary, you were saying if you retired the preferred, you would have to go out and reissue more debt at this point?

Gary Horton:  If an - if a large opportunity came up…

(Jim Barrett):  (Right).

Gary Horton:  …where you needed cash, yes; you would probably have to go out and issue more debt.

Again, we have been very, very thankful for all of the capital markets because we have been not only being able to attract more, you know, stakeholders, but at a lower cost. I mean, it’s…

(Jim Barrett):  (Right).

Gary Horton:  …it’s really pretty good. And again, having to go in and place debt when you really need to place debt is not always the best on rate (unintelligible)…

(Jim Barrett):  Correct.

Gary Horton:  So…

(Jim Barrett):         Okay.

Gary Horton:  …so we’re - we - we’re a - we’re quite a - have quite a bit of liquidity and that gives us all the opportunities that we want. And again, preferred stock is one of those at some point, so.

(Jim Barrett):  All right.

And then on a minor note, I’m a bit confused that your property and casualty insurance premiums rose. They seem to have doubled in the quarter.

Joe Shoen:  (Yeah).

(Jim Barrett):  Can you explain that?

Joe Shoen:  Sure.

What actually happened was the $27 million transaction actually created let’s say a - about a million and a half or $1.7 million I believe of premium income. It created an identical amount of whatever you would call it, you know, expense. In other words, they…

(Jim Barrett):  Yeah.

Joe Shoen:  It’s a wash. Claims and income were a wash there.

(Jim Barrett):  I see.

Joe Shoen:  The other part that accounts for the increases is we had better penetration of what we call our (safes) products.

(Jim Barrett):  (All right).

Joe Shoen:  And they (had) a percentage of that (safes) penetration.

(Jim Barrett):   Yeah.

Joe Shoen:  So that percentage, while the percentage remained constant, the total amount of the (safes) went up in the quarter and that reflected as premium. And that really is more properly called premium I would say, you know, from you or my way of looking at things.

They actually…

(Jim Barrett):  (Sure).

Joe Shoen:  …that contributed to the result for the quarter and to their margins.

(Jim Barrett):  I see.

And then for - then finally, (January) and early (February), how was - how would you characterize the weather relative to a typical winter or relative to last year.

Joe Shoen:  Very mild.

(Jim Barrett):  Certainly appears that way in New York. So okay, well thanks again.

Joe Shoen:  Thank you, too.

Operator:  At this time again I would like to remind everyone, for additional questions please press star then the number 1 on your telephone keypad…

And the next question is from the line of (Eric Rogeman).

(Eric Rogeman): Excuse me.

Yeah, I’m curious, have you signed a confidentiality agreement with Shurgard as it relates to potentially looking at their portfolio?…

Joe Shoen:  Yes. I don’t have anybody here who is an attorney beside myself, and so I don’t know what the right thing to tell you is. But the simple answer is yes.

(Eric Rogeman): Do you think that there’s much opportunity to further expand the U-Haul brand overseas, maybe into Europe and such? Or?

Joe Shoen:    In the truck and trailer business, I’m not real bullish on that. In the self-storage business, there’s opportunity for anybody to do that.

And Shurgard has the lead, by the way. And it’s not by a narrow margin either. So, you know, there’s some upside in that. It’s - that’s not nearly as synergistic to us as is the domestic business.

(Eric Rogeman):  Sure.

And then just in terms of the ability to greatly expand your portfolio, is the ability to rent trucks, is that something that you think you could dramatically increase with a dramatic increase in the number of self-storage locations?

Joe Shoen:  Well, that goes back to a - that gets to be a more complicated equation because that goes back to utilization in which you’d just simply be moving business from a present site to that site or do you expand total business.

And that’s a little more difficult to accurately project. And so if I rephrased your question, would the - if you were analyzing the Shurgard portfolio, would you be putting a lot of upside in it based on truck rentals? And my answer would be no.

That doesn’t mean it would be there. Just it means exactly what I said it did.

(Eric Rogeman): Okay, wonderful. Thank you very much.

Joe Shoen:  Okay.

Operator:  At this time, sir, there are no further questions. Mr. Shoen, are there any closing remarks, sir?

Joe Shoen: Well, I’d just like to thank everyone for their support. Again, I’m - as you, I’m always buoyed up by good results, but it’s the work we do today that determines our result next or next quarter. And I have a motivated group of individuals who are attempting to do their best at that. And I look forward to good results in the future.

Operator: This concludes today’s AMERCO Third Quarter Fiscal 2006 Investor call. You may disconnect at this time.

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